UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2009

SOUND REVOLUTION INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

Commission File Number: 333-118398

925 West Georgia Street, Suite 1820
Vancouver, British Columbia
Canada V6C 3L2
(Address of principal executive offices)

604.728.2522
(Registrant’s telephone number, including area code)

___________________________________
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into Material Definitive Agreement

On March 12, 2009, Sound Revolution Inc. (the “Company”) entered into a merger agreement (the “Merger Agreement”) with On4 Communications, Inc.  (“On4”) an Arizona incorporated company in the business manufacturing industry-leading two-way communication devices that track people, pets, assets, inventory or just about anything else that is of importance to its customers.

The material terms of the Merger Agreement are as follows:
•	In order to close the merger the Company;
o
is required to raise US$400,000 through a private placement of units at US$0.15 per unit, each unit comprised of one common share and one half warrant to purchase one common share at a price of US$1.00 for a period of 12 months (the “Units”). The warrants shall be subject to an acceleration clause whereby Sound Revolution will have the right to accelerate the exercise of the options via a press release notice should the share price exceed US$1.15 for seven consecutive trading days;

o	shall forward to On4 a bridge loan of at least US$250,000 with no interest. On4 shall return the entire amount of the bridge loan if the Merger Agreement is terminated;
o
shall enter into a convertible note in the amount of US$95,000 with Penny Green, the majority shareholder, CEO, a Director and the sole officer of the Company, which shall be convertible into common stock at US$0.10 per share at the option of the holder, and which shall be due in seven months;

o	shall transfer all of its assets and debts, other than the $95,000 note and any debt owing to Penny Green, to its wholly owned subsidiary, Charity Tunes Inc., a Delaware company; and
o	shall be the surviving entity, but adopt the name of On4 Communications, Inc.
•	Upon the Merger closing:
o	The Company shall repay $150,000 of the debt owed to its sole officer and director, Penny Green;
o
Charity Tunes Inc. shall be sold to Bacchus Filings Inc., a company owned and controlled by Penny Green, in consideration for which Bacchus Filings Inc. shall assume the entire amount of loan owing to Penny Green, exclusive of the $95,000 note, which shall result in a debt to be assumed by Bacchus Filings Inc. of approximately $335,000 which represents the remaining debt currently owed by the Company; and

o	17,000,000 common shares of the Company in the name of Bacchus Entertainment Ltd. shall be cancelled.

The Company’s Board of Directors considers the merger to be consistent with the furtherance of the long-term business strategy of the Company and in the best interest of the shareholders.

Item 3.02 Unregistered Sales of Equity Securities

Sale of Equity Securities

On March 12, 2009 the Company issued 13,000,000 common shares at $0.001 per share to various investors for total consideration of $13,000.  These issuances were made without a prospectus pursuant to exemptions from registration contained in Section 4(6) and Regulation S of the Securities Act of 1933, as amended.

Additionally, on March 12, 2009 the Company entered into a debt conversion agreement with Bacchus Entertainment Ltd, for the conversion of $20,000 of debt owed by the Company to Bacchus Entertainment Ltd. into common shares of the Company at $0.001 per share for an aggregate total of 20,000,000 shares.  The issuance of the Company’s shares was made pursuant exemptions from registration contained in Regulation S of the Securities Act of 1933, as amended.

We completed these offerings of our securities pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Item 9.01 Exhibits

(c)	Exhibits. The following exhibits are included as part of this report:

	10.1	Merger Agreement between the Company and On4 Communications, Inc. dated March 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2009	Sound Revolution Inc.
(Registrant)

By:	/s/ Penny Green
Penny Green
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary